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                                                                      Exhibit 14

                              DWANGO NORTH AMERICA CORP.
                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS
                                Approved: 1/27/04

     Dwango North America Corp. (the "Company") expects the highest possible ethical conduct from its principal executive officer and senior financial officers. Your full compliance with this Code and with the Company's Corporate Policy Statement on Code of Ethics, Business Conduct and Conflicts of Interest applicable to all directors, officers and employees of the Company is mandatory. You are expected to foster a culture of transparency, integrity and honesty.

     In accordance with the rules of the U.S. Securities and Exchange Commission, any change to, or waiver of, this Code must be immediately publicly disclosed.

Conflicts of Interest
     You must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the Company's best interests. You may not exploit your position or relationship with the Company for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:
  . cause the Company to engage in business transactions with relatives or friends;
  . use nonpublic Company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);
  . have more than a modest financial interest in the Company's vendors, clients or competitors;
  . receive a loan, or guarantee of obligations, from the Company or a third party as a result of your position at the Company; or
  . compete, or prepare to compete, with the Company while still employed by the Company.
There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Violations."

Accurate Periodic Reports
     Full, fair, accurate, timely and understandable disclosures in the Company's periodic reports is legally required and is essential to the success of its business. You must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:
  . All Company records must fairly and accurately reflect the transactions or occurrences to which they relate.
  . All Company records must fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses.
  . The Company's accounting records must not contain any false or intentionally misleading entries.
  . No transactions should be intentionally misclassified as to accounts, departments or accounting periods.

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  .  All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.
  . No information should be concealed from management or the independent auditors.
  . Compliance with the Company's system of internal accounting controls is required.
The same high standard of care must be applied in all public communications made by the Company.

Compliance With Law and Code of Ethics
     You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations.

     If you fail to comply with this Code, with the Company's Code of Business Conduct and Ethics, and/or with any applicable laws, you will be subject to disciplinary measures, including a possible immediate discharge from the Company.

Reporting Violations
     Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow officers and other employees of the Company. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must (anonymously, if you wish) send a detailed note, with relevant documents, to Rick Hennessey, Chief Executive Officer of the Company, or Derrick Ashcroft, Chairman of the Audit Committee of the Company's Board of Directors, fax no.
(505) 743-3102.

     Your communications will be dealt with confidentially. You have the commitment of the Company and of the Audit Committee of the Company's Board of Directors that you will be protected from retaliation.

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